Exhibit 10.41 to 2010 10-K

TIME-BASED RESTRICTED STOCK UNIT AWARD

UNDER THE PROVISIONS OF

THE CONVERGYS CORPORATION

2008 LONG TERM INCENTIVE PLAN, AS AMENDED

Pursuant to the provisions of the Convergys Corporation 2008 Long Term Incentive Plan, as amended (the “Plan”), the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation (the “Compensation Committee”) has granted you a time-based restricted stock unit award, on and subject to the terms of the Plan and your agreement to the following terms, conditions and restrictions.

1. Delivery of Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, Convergys Corporation (the “Company”) shall deliver to you 50% of the number of common shares, without par value, of Convergys Corporation (the “Shares”) indicated on your Notice of Time-Based Restricted Stock Unit Award form (“Notice of Award”) 30 days following the First Vest Date indicated on your Notice of Award (the “First Vest Date”) and 50% of the number of Shares indicated on your Notice of Award 30 days following the Second Vest Date indicated on your Notice of Award (the “Second Vest Date”).

2.	Forfeiture of Award.

a.	Your right to receive any Shares that are the subject of this award shall be forfeited automatically and without further notice if you cease to be an employee of the Company and its affiliates prior to the First Vest Date for any reason other than death, disability, or involuntary termination without cause: and your right to receive 50% of the Shares that are the subject of this award shall be forfeited automatically and without further notice if you cease to an employee of the Company and its affiliates prior to the Second Vest Date for any reason other death, disability, or involuntary termination without cause. For purposes of this Agreement:

(i)	“disability” has the same meaning as in the Company’s long-term disability plan; and

(ii)	“cause” means a determination by the Company that you have been involved in fraud, misappropriation, embezzlement, commission of a crime or an act of moral turpitude, or have violated the Code of Business Conduct, recklessly or willfully injured an employee, company property, business, or reputation, or have acted recklessly in the performance of your duties.

b.

If the Company determines that you engaged in any Detrimental Activity during your employment with Convergys Corporation or during the two-year period following the termination of such employment for any reason, (i) to the extent all or some of the Shares subject to this award have not yet been delivered, your right to receive such Shares shall be forfeited and (ii) to the extent that Shares have been delivered to you pursuant to this award, the Company, in its sole discretion, may require you to pay back to it an amount equal to the income recognized for federal income tax purposes, as reflected on form W-2, by reason of the issuance of such Shares to you, provided that such Shares were delivered within the six-month period immediately preceding the termination of your employment or following your termination.

For purposes of this Section 2b, “Detrimental Activity” shall include: (1) disclosing proprietary, confidential or trade secret information; (2) becoming involved in any business activity in competition with Convergys Corporation in the geographical area where Convergys Corporation is engaged in such business activity; (3) interfering with Convergys Corporation’s relationships with any person or entity or attempting to divert or change any such relationship to the detriment of Convergys Corporation or the benefit of any other person or entity; (4) failing to disclose and assign to Convergys Corporation any ideas, inventions, discoveries and other developments conceived by you during your employment, whether or not during working hours, which are within the scope of or related to Convergys Corporation’s existing or planned business activities; (5) disparaging or acting in any manner which may damage the business of Convergys Corporation or which would adversely affect the goodwill, reputation or business relationships of Convergys Corporation; (6) inducing any employee of Convergys Corporation to terminate his or her employment relationship with Convergys Corporation; taking or retaining without authorization any property of Convergys; or, (7) intentionally or fraudulently providing any inaccurate information causing any financial reports of Convergys Corporation to have to be restated or reported. Corporation Convergys Corporation shall be entitled to set-off against any payment called for under this paragraph any amount otherwise owed to you by the Company, provided that such set-off may only be made at the time the amount otherwise owed to you would normally be paid to you. Nothing in this Section is intended to supersede or otherwise affect any Non-Disclosure and Non-Competition agreement or other employment-related agreement between you and Convergys Corporation. References to Convergys Corporation in this paragraph shall include all direct and indirect subsidiaries of Convergys Corporation.

3. Death, Disability, and Involuntary Termination Without Cause. If you cease to be an employee of the Company and its affiliates due to (I) death, (II) disability, or (III) involuntary termination without cause (except as may be otherwise provided under the terms of an employment agreement), then the number of Shares that are covered by this award shall be automatically reduced to a number of Shares (the “Adjusted Shares”) that bears the same ratio to the total number of Shares covered by the award as the number of full calendar months from the first day of the calendar year in which the award was granted through the date of termination of employment bears to 36. The remaining Shares shall be forfeited automatically and without further notice as of the date of your termination of employment. The number of Adjusted Shares covered by this award will be delivered 30 days following your termination.

4 Change in Control.

In the event of a Change in Control, if you are then an employee of the Company and its affiliates, you will not be entitled to the number of Shares covered by this award that have not then vested (and such Shares will be cancelled) and, in lieu of such Shares, you will be entitled to cash in an amount equal to the result of multiplying the number of such nonvested Shares by the average of the opening and closing prices of the Shares on the New York Stock Exchange on the trading day immediately preceding the date of the Change in Control (the “Dollar

Amount”). The Dollar Amount shall be paid to you or forfeited as follows (rounded to the nearest dollar on each payment date): One-half of the Dollar Amount shall be paid at the earlier of six months after the date of the Change in Control or on the First Vest Date if you are an employee of the Company and its affiliates (or any successor thereto) on such payment date, and the other one-half shall be paid at the earlier of 12 months after the date of the Change in Control or on the Second Vest Date, if you are an employee of the Company and its affiliates (or any successor thereto) on such payment date.

a.	Notwithstanding the foregoing, if you cease to be an employee of the Company and its affiliates (or any successor thereto) by reason of your death, disability, involuntary termination by the Company or its affiliates (or any successor thereto) without Good Cause, or termination of employment by you with Good Reason, then any portion of the Dollar Amount that has not been paid shall be paid within ten (10) business days after you so cease to be an employee. For purposes of this Agreement:

i.	“Good Cause” means your conviction of, or plea of nolo contendere to, a felony or misdemeanor involving moral turpitude; your willful misconduct resulting in material harm to the Company and its affiliates (or any successor thereto); your willful breach of your duties or responsibilities; or your fraud, embezzlement, theft or dishonesty against the Company or any of its affiliates (or any successor thereto), resulting in material harm to the Company and its affiliates (or any successors thereto);

ii.	“Good Reason” means actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include:

1.	your assignment to any duties materially inconsistent with your position (including titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to a Change in Control or as subsequently enhanced, or any other material diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity);

2.	any material reduction in your annual base salary, short-term incentive opportunities or long-term incentive opportunities from those in effect immediately prior to a Change in Control;

3.	any material reduction in your aggregate employee benefits from those in effect immediately prior to a Change in Control;

4.	the relocation of your principal location of employment by more than 50 miles; or

5.	any failure by the Company to cause a successor to assume this Agreement. In order to invoke a termination for Good Reason, you shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (1) through (5) within 90 days following the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, you must terminate employment, if at all, within two years following the initial existence of such condition or conditions in order to terminate employment for Good Reason. Your mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect your ability to terminate employment for Good Reason.

5 Rights as a Shareholder. You shall not have any rights as a shareholder of the Company with respect to any Shares that may be deliverable hereunder unless and until such Shares have been delivered to you.

4. Transferability. Your right to receive the Shares shall not be transferable nor assignable by you other than by will or by the laws of descent and distribution.

5. Tax Withholding. In connection with the delivery of Shares to you, the Company will withhold or cause to be withheld from your salary payments or other sources such amounts of tax at such times as may be required by law to be withheld with respect to the Shares, provided that if your salary or such other sources are not sufficient for such purpose, you shall remit to the Company, on request, the amount required for such withholding taxes. In the alternative, you may elect, in accordance with applicable rules and procedures, to surrender your right to receive the number of Shares necessary to cover the required tax withholding obligation. In the event you have not made an election five days prior to the scheduled delivery date, you shall be considered to have elected that the Company withhold the number of Shares necessary to cover the required tax withholding obligation.

7. No Employment Contract. Nothing contained in this Agreement shall confer upon you any right with respect to continuance of employment by the Company or any subsidiary, nor limit or affect in any manner the right of the Company or any subsidiary to terminate your employment or adjust your compensation.

8. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Shares shall not be delivered if the delivery thereof would result in a violation of any such law. This award is designed to be exempt from the provisions of Section 409A of the Code as a short term deferral. This award shall be construed, administered, and governed in a manner that effects such intent, provided that the Company does not represent or guarantee that any particular federal or state income, estate, payroll, or other tax consequences will occur because of this award and the compensation provided hereunder. In the event that any other agreement serves to modify this award in a manner that causes the award to not be exempt from Section 409A as a short term deferral, any issuance of Stock to a “specified employee” within the meaning of Treas. Reg. 1 .409A-1(i) (or any successor thereto) on account of termination of employment shall be made six months after the date of termination, and termination of employment shall not be considered to occur until there is a termination of employment within the meaning of Treasury Regulation Section 1.409(h)(1)(ii), where the Employee’s services permanently decrease to less than 50% of the average level of services performed over the preceding 36 month period.

9. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Agreement without your consent. Notwithstanding the forgoing, to the extent necessary to preserve the Company’s federal tax deduction that would otherwise be denied due to Section 162(m) of the Internal Revenue Code (applicable only to certain top senior executives), the Company may elect (without your consent) to delay delivery of your award shares until 30 days following your termination of employment. If the Company so elects to delay payment, all other deferred compensation payments for the year that would be nondeductible under 162(m) will also be delayed to avoid negative tax consequences to you.

10. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

11. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of this award.

12. Successors and Assigns. Without limiting Section 5 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

13. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.